Exhibit 99.1
                                                                  ------------



MEREDITH CORPORATION REPORTS
FOURTH QUARTER AND FISCAL YEAR 2002 RESULTS


DES MOINES, Iowa - (August 1, 2002) - Meredith Corporation (NYSE: MDP) today reported net earnings of $56.1 million, or $1.10 per share, for the fourth quarter ended June 30, 2002. Reported net earnings for the fourth quarter and fiscal 2002 include several special items, which are described later. Excluding special items, fourth-quarter net earnings were $22.6 million, or $0.44 per share.

For the fourth quarter of fiscal 2001, reported net earnings were $11.9 million, or $0.23 per share. Reported net earnings for the fourth quarter and full 2001 fiscal year also included several special items. Excluding those special items, net earnings for the fourth quarter of 2001 were $20.3 million, or $0.40 per share.

For the fiscal year ended June 30, 2002, Meredith's reported net earnings were $91.4 million, or $1.79 per share. Fiscal 2002 net earnings excluding special items were $56.7 million, or $1.11 per share.

Reported net earnings for fiscal 2001 were $71.3 million, or $1.39 per share. Fiscal 2001 net earnings excluding special items were $79.7 million, or $1.55 per share.

"We are encouraged by the performance of our operations during the fourth quarter, with net earnings before special items rising 11 percent and comparable advertising revenues up 4 percent," said Meredith Chairman and Chief Executive Officer William T. Kerr. "This is noteworthy given the advertising downturn the industry has experienced over the last year-and-a-half. Our performance reflects both a strengthening of the advertising market, as well as our concerted and successful efforts to build share in our markets."

The special items for fiscal 2002 on an after-tax basis were:

-- Nonoperating income of $37.9 million in the fourth quarter representing a noncash gain from the exchange of our television stations in Orlando and Ocala, FL, for a station in Portland, OR.

-- Second quarter nonoperating income of $1.2 million from the demutualization of an insurance company with which Meredith holds policies.

-- A charge in the fourth quarter of $2.3 million for the write-down of broadcast film rights.

-- A fourth-quarter noncash charge of $2.1 million, included in interest expense, for the write-off of the fair market value of interest rate hedge agreements that, due to debt refinancing, no longer hedge variable rate debt.

The special items for fiscal 2001 on an after-tax basis were:

-- Nonoperating income of $13.1 million in the fourth quarter representing a gain from the sale of Golf For Women magazine;

-- A fourth-quarter nonrecurring charge of $15.4 million, primarily for employment reduction programs; and

-- A $6.1 million fourth-quarter charge for the write-down of broadcast film rights.

Reported and adjusted results for the 2002 and 2001 fourth quarters and fiscal years were as follows:

                                        Three Months         Twelve Months
                                        Ended June 30        Ended June 30
                                     ------------------    ------------------
                                       2002       2001       2002       2001
-----------------------------------------------------------------------------
(In millions)

Reported net earnings                 $ 56.1     $ 11.9     $ 91.4     $ 71.3
Special items (net of taxes)
  Orlando/Ocala gain                   (37.9)        --      (37.9)        --
  Demutualization income                  --         --       (1.2)        --
  Golf For Women gain                     --      (13.1)        --      (13.1)
  Employment reduction program            --       15.4         --       15.4
  Broadcasting programming write-down    2.3        6.1        2.3        6.1
  Interest rate hedge write-down         2.1         --        2.1         --
                                     -------    -------    -------    -------
Adjusted net earnings                 $ 22.6     $ 20.3     $ 56.7     $ 79.7
                                     =======    =======    =======    =======



The effects of these special items on a per share basis are outlined below:

                                        Three Months         Twelve Months
                                        Ended June 30        Ended June 30
                                     ------------------    ------------------
                                       2002       2001       2002       2001
-----------------------------------------------------------------------------
(Earnings per share in dollars)

Reported diluted earnings per share   $ 1.10     $ 0.23     $ 1.79     $ 1.39
Special items (net of taxes)
  Orlando/Ocala gain                   (0.74)        --      (0.74)        --
  Demutualization income                  --         --      (0.02)        --
  Golf For Women gain                     --      (0.25)        --      (0.26)
  Employment reduction program            --       0.30         --       0.30
  Broadcasting programming write-down   0.04       0.12       0.04       0.12
  Interest rate hedge write-down        0.04         --       0.04         --
                                     -------    -------    -------    -------
Adjusted diluted earnings per share   $ 0.44     $ 0.40     $ 1.11     $ 1.55
                                     =======    =======    =======    =======

Revenues for the fourth quarter of fiscal 2002 were $267.2 million, versus comparable revenues of $259.9 million and reported revenues of $265.9 million for the prior-year fourth quarter. Comparable revenues are adjusted for discontinued publishing operations.

For the fiscal year ended June 30, 2002, revenues were $987.8 million, versus comparable revenues of $1,014.9 million for the previous year. For fiscal 2001, reported revenues were $1,043.5 million.

As a result of implementing the provisions of Emerging Issues Task Force (EITF) Issue No. 01-09 -- which requires classification of certain cooperative advertising and product placement costs previously classified as selling expenses to be reflected as reductions in revenue -- the company's revenues and selling costs each were reduced by an equal amount of $4.6 million for the fourth quarter and $10.9 million for the full year, respectively. In fiscal 2001, which was also restated, the impact was $4.1 million in the fourth quarter and $9.7 million for the full fiscal year. Both circulation and other revenues were affected by this change, and these adjustments had no impact on earnings in either period.

During the fourth quarter, Meredith completed the exchange of its Orlando
(WOFL) and Ocala, (WOGX) FL, television stations with News Corporation and FOX Television Stations, Inc., for KPTV in Portland, OR. The transaction created a Meredith duopoly (FOX/UPN) in Portland. Meredith also entered into new affiliation agreements for all of its FOX-affiliated stations.


OPERATING RESULTS

PUBLISHING
----------
Fourth quarter Publishing Group operating profit was $37.0 million, compared to $34.9 million in the prior-year quarter. For the fiscal year ended June 30, 2002, publishing operating profit was $117.0 million, compared to $132.8 million for the prior year.

Publishing revenues in the fourth quarter of fiscal 2002 were $196.7 million, versus comparable revenues of $192.3 million. Reported prior-year fourth quarter publishing revenues were $198.4 million.

Publishing revenues for fiscal 2002 were $733.3 million, versus comparable revenues of $744.7 million for the prior-year period. Fiscal 2001 reported revenues were $773.2 million.

"We are particularly pleased that we were able to report increased operating profit and comparable revenues in the fourth quarter of fiscal 2002, a period in which the magazine industry as a whole experienced declines," said Kerr. "It is a tribute to our strong brands, our solid circulation dynamics and our focused program to gain market share.

"For example, Better Homes and Gardens and Ladies' Home Journal increased their strong share of women's service advertising revenues, with a combined total of 40 percent for the 12-month period ending with the July 2002 issues, up 2.5 percentage points from the prior year," Kerr continued. "Additionally, we gained market share at our next two largest magazines, with Country Home up 3 percentage points and Traditional Home up 2 percentage points. Several of our titles also posted advertising revenue gains during the fourth quarter, including Better Homes and Gardens, Country Home, Traditional Home, Midwest Living, and MORE magazines."

BROADCASTING
------------
Reported Broadcasting Group operating profit was $9.0 million for the fourth quarter, compared to a loss of $0.2 million in the prior-year quarter. Reported fiscal 2002 broadcasting operating profit was $20.2 million, compared to $34.7 million in fiscal 2001.

Broadcasting Group operating profit, excluding the write-down of film, was $12.7 million in the fourth quarter of fiscal 2002, versus $9.7 million in the prior-year fourth quarter. Fiscal 2002 broadcasting operating profit, excluding the write-down of film was $23.9 million, compared to $44.6 million for the prior-year period.

Fourth quarter Broadcasting Group revenues were $70.4 million, compared to $67.6 million in fiscal 2001. Broadcasting revenues for fiscal 2002 were $254.6 million, compared to $270.3 million for the prior-year period.

"The initiatives we have put in place to improve the performance of our Broadcasting Group -- including a number of management changes -- are delivering results," said Kerr. "For example, renewed sales efforts have contributed to increased demand for broadcast advertising, resulting in a 4 percent increase in revenues in the fourth quarter.

"Additionally, we posted ratings gains at many of our stations in the May sweeps period, especially for our news programming. Atlanta posted ratings gains for its 5, 6 and 11 p.m. newscasts, while Hartford, Kansas City, Greenville and Saginaw had increases ranging from 9 to 15 percent for their late newscasts."

OTHER
-----
Meredith will adopt SFAS No. 142, "Accounting for Goodwill and Other Intangible Assets" in the first quarter of fiscal 2003 and expects the adoption to benefit fiscal 2003 earnings by $0.08 per share in the first quarter and $0.30 per share for the full year. Amortization charges reduced earnings per share by $0.08 in the first quarter of fiscal 2002 and by $0.31 for all of fiscal 2002.

Fiscal 2003 results will also reflect an impairment provision pursuant to SFAS No. 142, which will result in an after-tax noncash charge of $85.7 million. The charge will pertain to the write-down of intangible assets primarily related to the acquisition of WGCL in Atlanta. It will be recorded as a cumulative effect of a change in accounting principle in the first quarter of fiscal 2003.

OUTLOOK
-------
Kerr said publishing advertising revenues and pages are both currently up in the low-single digits for the first quarter of fiscal 2003. Broadcast pacings are up in the low-double digits on a same-station basis (which includes KPTV but excludes WOFL and WOGX in both periods). Kerr noted that broadcast pacings are a snapshot in time and change frequently.

"Looking ahead to fiscal 2003 and its first fiscal quarter, the continued uncertainty of the economic climate makes precise guidance difficult," Kerr said.

"At this time, we estimate earnings per share for the full fiscal year to be approximately 10 to 20 percent higher than the $1.11 per share before special items reported for fiscal 2002," he said. "Earnings per share in the first quarter of fiscal 2003 are expected to be approximately 20 to 30 percent higher than the 17 cents per share reported in the prior year quarter, in part, because we will be cycling against lost television revenues caused by the tragedies on Sept. 11, 2001. In addition, first quarter earnings will be aided by political television advertising.

"With the benefit of SFAS No. 142 added, we estimate that our earnings for the first quarter of fiscal 2003 will range from 28 to 30 cents per share. For the full 2003 fiscal year, we estimate that earnings will range from $1.55 to $1.65 per share," Kerr said.


ABOUT MEREDITH CORPORATION
--------------------------
Meredith Corporation (http://www.meredith) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, and interactive and integrated marketing. The Meredith Publishing Group, the country's foremost home and family authority, includes 16 magazine brands, including Better Homes and Gardens and Ladies' Home Journal, and approximately 140 special interest publications. Meredith owns 11 television stations -- including properties in top 25 markets such as Atlanta, Phoenix and Portland.

Meredith has nearly 300 books in print and has established marketing relationships with some of America's leading companies, including The Home Depot, DaimlerChrysler, and Kraft Foods. Meredith's consumer database, which contains more than 60 million names, is the largest domestic database among media companies and enables magazine and television advertisers to precisely target marketing campaigns. Additionally, Meredith has an extensive Internet presence, including 26 web sites, strategic alliances with leading specialty Internet destinations such as the Microsoft Network (MSN) and branded anchor tenant positions on America Online.

INFORMATION RELATING TO FORWARD-LOOKING STATEMENTS
--------------------------------------------------
This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the company's operations. Actual results may differ materially from those currently anticipated.

Factors that could adversely affect future results include, but are not limited to: downturns in national and/or local economies; a softening of the domestic advertising market; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchase, order and/or television viewing patterns; unanticipated increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution such as the Internet or e-commerce; changes in government regulations affecting the company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions.

Note: All earnings per share figures in the text of this release are diluted. Basic and diluted earnings per share can be found on the attached income statement.

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings (Unaudited)


                                         Three Months        Twelve Months
                                        Ended June 30        Ended June 30
                                     -------------------   -------------------
                                        2002      2001        2002      2001
------------------------------------------------------------------------------
(In thousands except per share)

Revenues (less returns and allowances):
  Advertising                        $158,318   $156,069   $572,691   $615,722
  Circulation                          70,485     64,221    261,640    257,410
  All other                            38,357     45,649    153,498    170,319
                                     --------   --------   --------   --------
Total revenues                        267,160    265,939    987,829  1,043,451
                                     --------   --------   --------   --------

Operating costs and expenses:
  Production, distribution and edit   112,799    121,195    433,645    462,159
  Selling, general & administrative    99,892    101,019    382,695    377,788
  Depreciation and amortization        13,096     13,101     53,640     51,572
  Nonrecurring items                       --     25,308         --     25,308
                                     --------   --------   --------   --------
Total operating costs and expenses    225,787    260,623    869,980    916,827
                                     --------   --------   --------   --------
Income from operations                 41,373      5,316    117,849    126,624

  Other nonoperating income            61,782     21,477     63,812     21,477
  Interest income                         246        351        621      1,028
  Interest expense                    (11,834)    (7,837)   (33,210)   (32,929)
                                     --------   --------   --------   --------
Earnings before income taxes           91,567     19,307    149,072    116,200

  Income taxes                         35,437      7,429     57,691     44,928
                                     --------   --------   --------   --------
Net earnings                         $ 56,130   $ 11,878   $ 91,381   $ 71,272
                                     ========   ========   ========   ========

Basic earnings per share             $   1.13   $   0.24   $   1.85   $   1.43
                                     ========   ========   ========   ========
Basic average shares outstanding       49,606     49,737     49,528     49,977
                                     ========   ========   ========   ========

Diluted earnings per share           $   1.10   $   0.23   $   1.79   $   1.39
                                     ========   ========   ========   ========
Diluted average shares outstanding     51,182     51,250     50,921     51,354
                                     ========   ========   ========   ========

Dividends paid per share             $  0.090   $  0.085   $  0.350   $  0.330
                                     ========   ========   ========   ========

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)


                                         Three Months        Twelve Months
                                        Ended June 30        Ended June 30
                                     -------------------   -------------------
                                        2002       2001      2002       2001
------------------------------------------------------------------------------
(In thousands)
Revenues
  Publishing                         $196,748   $198,351   $733,251   $773,175
  Broadcasting                         70,412     67,588    254,578    270,276
                                     --------   --------   --------   --------
  Total revenues                     $267,160   $265,939   $987,829 $1,043,451
                                     ========   ========   ========   ========

Operating Profit
  Publishing                         $ 37,019   $ 34,860   $117,023   $132,815
  Broadcasting                          8,989       (185)    20,186     34,683
  Unallocated corporate expense        (4,635)    (4,051)   (19,360)   (15,566)
                                     --------   --------   --------   --------
  Segment operating profit             41,373     30,624    117,849    151,932

  Nonrecurring items                       --    (25,308)        --    (25,308)
                                     --------   --------   --------   --------
  Income from operations             $ 41,373   $  5,316   $117,849   $126,624
                                     ========   ========   ========   ========

Depreciation & amortization
  Publishing                         $  2,932   $  2,304   $ 11,441   $  8,983
  Broadcasting                          9,516     10,145     39,639     40,034
  Unallocated corporate                   648        652      2,560      2,555
                                     --------   --------   --------   --------
  Total depreciation & amortization  $ 13,096   $ 13,101   $ 53,640   $ 51,572
                                     ========   ========   ========   ========

EBITDA
  Publishing                         $ 39,951   $ 37,164   $128,464   $141,798
  Broadcasting                         22,200     19,890     63,520     84,647
  Unallocated corporate                (3,987)    (3,399)   (16,800)   (13,011)
                                     --------   --------   --------   --------
Total EBITDA                         $ 58,164   $ 53,655   $175,184   $213,434
                                     ========   ========   ========   ========

Note: EBITDA is earnings before interest, taxes, depreciation and amortization and excludes the following special items:

  Broadcasting
    programming write-down           $ (3,695)  $ (9,930)  $ (3,695)  $ (9,930)
  Nonrecurring items                 $     --   $(25,308)  $     --   $(25,308)
  Nonoperating income                $ 61,782   $ 21,477   $ 63,812   $ 21,477

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

                                         Three Months        Twelve Months
                                        Ended June 30        Ended June 30
                                     -------------------   -------------------
                                        2002       2001      2002       2001
------------------------------------------------------------------------------
(In thousands)

Adjusted Operating Profit
  Publishing                         $ 37,019   $ 34,860   $117,023   $132,815
  Broadcasting                         12,684      9,745     23,881     44,613
  Unallocated corporate expense        (4,635)    (4,051)   (19,360)   (15,566)
                                     --------   --------   --------   --------
  Segment operating profit             45,068     40,554    121,544    161,862

  Employment reduction programs            --    (25,308)        --    (25,308)
  Broadcasting
    programming write-down             (3,695)    (9,930)    (3,695)    (9,930)
                                     --------   --------   --------   --------
  Income from operations             $ 41,373   $  5,316   $117,849   $126,624
                                     ========   ========   ========   ========

Broadcasting segment operating profit for the years ended June 30, 2002 and 2001 include charges of $3.7 million and $9.9 million, respectively, for the write-down of certain programming rights. Adjusted segment results excluding the programming write-downs are shown above.

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

                                                June 30         June 30
Assets                                           2002            2001
------------------------------------------------------------------------------
(In thousands)
Current assets:
  Cash and cash equivalents                  $   28,225      $   36,254
  Accounts receivable, net                      128,204         137,384
  Other current assets                          115,782         117,444
                                             ----------      ----------
Total current assets                            272,211         291,082

Property, plant and equipment, net              211,250         203,798

Other assets                                     83,186          72,896
Goodwill and other intangibles, net             893,617         869,971
                                             ----------      ----------
Total assets                                 $1,460,264      $1,437,747
                                             ==========      ==========



                                                June 30         June 30
Liabilities and Shareholders' Equity             2002            2001
------------------------------------------------------------------------------
(In thousands)
Current liabilities:
  Current portion of long-term debt          $       --      $   70,000
  Accounts payable and accruals                 146,333         151,109
  Other current liabilities                     161,073         150,297
                                             ----------      ----------
Total current liabilities                       307,406         371,406

Long-term debt                                  385,000         400,000
Other noncurrent liabilities                    260,141         218,433
                                             ----------      ----------
Total liabilities                               952,547         989,839
                                             ----------      ----------
Shareholders' equity:
  Common stock                                   39,256          39,248
  Class B stock                                  10,320          10,544
  Other shareholders' equity                    458,141         398,116
                                             ----------      ----------
Total shareholders' equity                      507,717         447,908
                                             ----------      ----------

Total liabilities and shareholders' equity   $1,460,264      $1,437,747
                                             ==========      ==========